Exhibit 99.1

Okta Names Becky Saeger to Board of Directors

SAN FRANCISCO — January 22, 2019 — Okta, Inc. (NASDAQ:OKTA), the leading independent provider of identity for the enterprise, announced the addition of Becky Saeger, former Chief Marketing Officer of Charles Schwab, to its board of directors, effective today.

“Becky has a proven track record as a senior executive and director of some of the world’s most innovative, ubiquitous financial services companies and brands, and we’re thrilled to have her join Okta’s board of directors,” said Todd McKinnon, Chief Executive Officer and co-founder, Okta. “Becky’s wealth of experience in marketing, financial services and technology will help us achieve our vision to enable any company to use any technology, with identity at the forefront.”

“It’s an honor to be joining Okta’s board of directors as the company brings identity mainstream,” said Becky Saeger. “Organizations in every industry, region and of every size now see identity as instrumental to their success and security. Since its founding, Okta has demonstrated the dedication, leadership and strategy necessary to meet its potential and empower its customers.”

About Becky Saeger

Ms. Saeger served as Executive Vice President at Charles Schwab from 2004 until 2011, most recently as Chief Marketing Officer. Prior to joining Charles Schwab, she was Executive Vice President, Marketing at Visa U.S.A. Before joining Visa, Ms. Saeger was Senior Vice President and head of Account Management at Foote, Cone & Belding and Senior Vice President at Ogilvy & Mather. Ms. Saeger serves on the board of E*TRADE Financial Corporation and is a member of the E*TRADE Bank board. She is an advisor to Yext, the leading digital knowledge management company. She served on the board of directors for Turn, a leading advertising technology company, and as Chair of the Association of National Advertisers (ANA). She holds a B.A. from Muhlenberg College and an M.B.A. from the Wharton School at the University of Pennsylvania. Ms. Saeger brings to the Okta Board of Directors valuable expertise in consumer and business-to-business marketing, strategic planning and brand development.

About Okta

Okta is the leading independent provider of identity for the enterprise. The Okta Identity Cloud enables organizations to both secure and manage their extended enterprise, and transform their customers’ experiences. With over 5,500 pre-built integrations to applications and infrastructure providers, Okta customers can easily and securely adopt the technologies they need to fulfill their missions. Over 5,600 organizations, including 20th Century Fox, JetBlue, Nordstrom, Slack, Teach for America and Twilio, trust Okta to securely connect their people and technology.

Contact

Jenna Kozel King

press@okta.com

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